UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

October 6, 2004
Date of Report (date of earliest event reported)

INFORMATICA CORPORATION

(Exact name of Registrant as specified in its charter)

State of Delaware (State or other jurisdiction of incorporation or organization)	0-25871 (Commission File Number)	77-0333710 (I.R.S. Employer Identification Number)

2100 Seaport Boulevard
Redwood City, California 94063
(Address of principal executive offices)

(650) 385-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

     On October 7, 2004, Informatica Corporation (the “Company”) entered into a lease agreement with Equity Offices Properties (the “Lease Agreement”) for approximately 159,350 square feet of office space located at Seaport Center in Redwood City, California. The office space will serve as the Company’s corporate headquarters, and the Company will be vacating its current corporate headquarters located at 2100 Seaport Boulevard, Redwood City, California.

     The lease term will begin on December 15, 2004 and end on December 31, 2007. The Company has an option to extend the lease term for an additional three years. The rent expense for the new corporate headquarters during the initial lease term will be approximately $8.7 million per year, which includes operating expenses and real estate taxes.

Section 2 – Financial Information

Item 2.02. Results of Operations and Financial Condition

     A copy of the press release issued by the Company concerning a restructuring charge that the Company incurred in the third quarter of 2004 is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 2.05. Costs Associated with Exit or Disposal Activities

     On October 6, 2004, the Company’s Board of Directors approved the Lease Agreement and the vacating of the Company’s current corporate headquarters at 2100 Seaport Boulevard, Redwood City, California. The Company is relocating its corporate headquarters to take advantage of more favorable lease terms and reduced operating expenses. In addition, the reduced size of the Company’s new corporate headquarters is more appropriate and efficient for the size of the Company’s current headcount and currently anticipated future headcount. The Company expects to complete the move from its current corporate headquarters to this new location no later than December 31, 2004.

     As a result of this action, the Company expects to incur a pre-tax restructuring charge of approximately $110 million to $115 million in the fourth quarter of 2004, assuming completion of the move from the Company’s current corporate headquarters to the new location by December 31, 2004. This accounting charge consists of:

•	approximately $90 million to $93 million in facilities exit charges, comprised of the net present value of lease payment obligations for the remaining nine year lease term of the Company’s current corporate headquarters, net of estimated sublease income, and

•	approximately $20 million to $22 million of impairment of tenant improvements and other abandoned assets.

Of these amounts, the $90 million to $93 million in facilities exit charges will result in future cash expenditures over the remaining nine years of the current lease agreement, and none of the amount representing impairment of tenant improvements and other abandoned assets will result in future cash expenditures by the Company. The Company intends to sublease the office space at its current corporate headquarters.

     The Company will accrete its obligations related to the 2004 restructuring charge to the then present value and, accordingly, will recognize additional accretion expense as a restructuring charge over the remaining term of the current lease, which is approximately nine years. The Company expects the aggregate accretion charge to be approximately $24 million to $25 million.

     Additionally, as a result of the Company’s Board of Directors approving the foregoing relocation plan, the Company will also incur a restructuring charge of approximately $10 million in the third quarter of 2004. This charge is a result of a change in estimate related to the 2001 restructuring charge and subsequent adjustment in 2002 for a portion of the office space of the Company’s current headquarters. This amount will result in future cash expenditures over the remaining nine years of the current lease agreement.

     The Company calculated the estimated costs for these restructuring charges based on current market information and trend analysis of the real estate market in the San Francisco Bay Area. Actual future cash requirements and the restructuring expense may differ if the Company is unable to sublease the excess facilities, the time period required to sublease the excess facilities differs from the Company’s estimates or the actual sublease income is different from current estimates. See Notes 6 and 7 of the notes to the consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2003.

     A copy of the press release issued by the Company concerning the foregoing announcement is filed herewith as Exhibit 99.2 and is incorporated by reference herein.

Item 2.06. Material Impairments

     The discussion appearing above under Item 2.05 regarding the impairment of tenant improvements and other abandoned assets is hereby incorporated by reference in response to this Item 2.06.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description
99.1 99.2	Press Release dated October 8, 2004, titled “Informatica Sets Date to Announce Third Quarter Results”. Press Release dated October 8, 2004, titled “Informatica Announces Facilities Restructuring.”

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 8, 2004	INFORMATICA CORPORATION
	By:	/s/ Earl E. Fry
Earl E. Fry
Chief Financial Officer, Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated October 8, 2004, titled “Informatica Sets Date to Announce Third Quarter Results”.
99.2	Press Release dated October 8, 2004, titled “Informatica Announces Facilities Restructuring.”